EXHIBIT 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667

NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750

DEVON ENERGY POSTS THIRD QUARTER GAINS; NET EARNINGS INCREASE 26 PERCENT TO $517 MILLION

OKLAHOMA CITY — November 4, 2004 — Devon Energy Corporation (NYSE:DVN) today reported net earnings for the quarter ended September 30, 2004, of $517 million, or $2.12 per common share ($2.07 per diluted common share). This is 26 percent greater than Devon’s third quarter 2003 net earnings of $412 million, or $1.76 per common share ($1.71 per diluted common share). Higher realized prices for oil, natural gas and natural gas liquids were primarily responsible for the increased earnings.

     For the nine months ended September 30, 2004, the company reported net earnings of $1.5 billion, or $6.25 per common share ($6.07 per diluted common share). For the nine months ended September 30, 2003, Devon reported net earnings of $1.2 billion, or $5.97 per common share ($5.76 per diluted common share).

     “Following another quarter of outstanding financial performance, we are delivering on the plans we unveiled in September,” said J. Larry Nichols, chairman and chief executive officer. “Devon’s shares are now trading on the New York Stock Exchange, and the stock will split two-for-one on November 15. We have already bought back 1.5 million shares and our non-core property divestiture program is under way.”

Oil, Gas and NGL Sales Climb 15 Percent to $1.9 Billion

     Combined sales of oil, gas and natural gas liquids for the third quarter of 2004 were $1.9 billion, a 15 percent increase over the third quarter of 2003. Devon realized higher prices for all three energy products. Realized prices include the effect of hedges.

     Realized natural gas prices increased 16 percent to $5.17 per thousand cubic feet in the third quarter of 2004, compared with $4.47 per thousand cubic feet in 2003. The average third quarter realized oil price increased 16 percent to $29.19 per barrel in 2004 compared with $25.19 per barrel in 2003. The company’s average realized price for natural gas liquids soared 46 percent in the third quarter of 2004, to $24.36 per barrel compared with $16.74 per barrel in the third quarter of 2003.

     Combined oil, gas and natural gas liquids production was 679 thousand barrels of oil equivalent (Boe) per day in the third quarter of 2004. This was two percent less than the 689 thousand Boe per day Devon produced in the third quarter of 2003. Hurricanes in the Gulf of Mexico reduced third quarter 2004 oil and gas production by approximately 4,600 Boe per day.

     Marketing and midstream revenues increased 22 percent in the third quarter of 2004, to $408 million. After $319 million of related expenses, Devon’s marketing and midstream margin reached $89 million. This was an increase of 33 percent over the third quarter 2003 margin of $67 million. Higher realized prices for natural gas and natural gas liquids led to the improvement.

Discoveries in the Gulf of Mexico and Brazil Lead Operating Highlights

     Devon invested $620 million in drilling and facilities capital projects in the third quarter of 2004. These capital expenditures resulted in 487 successful wells. During the third quarter:

•	The company announced a potentially significant discovery in the lower Tertiary trend in the deepwater Gulf of Mexico. The Jack prospect on Walker Ridge block 759 encountered more than 350 feet of oil pay. Jack, following successes at Cascade and St. Malo, is Devon’s third discovery in the lower Tertiary trend. Devon has a 25 percent working interest in Jack.

•	Devon also announced a discovery on block BM-C-8, offshore Brazil. The well encountered more than 150 feet of oil pay. Devon has a 60 percent working interest in the discovery and expects to drill another well on the block in the fourth quarter of 2004.

•	Devon was a high bidder on 16 Gulf of Mexico deepwater acreage blocks in August’s federal lease sale. With nearly two million net acres under lease, the company is the largest independent deepwater acreage holder in the Gulf of Mexico.

•	Devon experienced no personnel injuries and relatively minor damage to its operated oil and gas production facilities as a result of Hurricane Ivan in the Gulf of Mexico. However, damage sustained to pipelines and receiving facilities operated by others has caused some oil and gas production to remain shut-in. Approximately 8,800 Boe per day of Devon’s production remains shut-in due to the storm.

•	The company’s net gas equivalent production from Barnett Shale wells outside the core area of the field in north Texas reached a new high of about 40 million cubic feet per day. Non-core production now represents more than seven percent of Devon’s combined Barnett Shale gas equivalent production of about 560 million cubic feet per day.

Free Cash Flow Funding Debt Reduction and Share Repurchase Program

     Cash flow before balance sheet changes was nearly $1.3 billion in the third quarter of 2004. Devon funded $747 million of capital expenditures and paid common and preferred dividends totaling $27 million in the quarter. This resulted in free cash flow of $497 million in the quarter. Cash on hand at September 30, 2004, was approximately $1.8 billion. A reconciliation of cash flow before balance sheet changes and free cash flow is presented later in this release.

     After retiring $972 million of debt in the first nine months of 2004, Devon’s net debt to adjusted capitalization was 30 percent at September 30, 2004. This is down from 39 percent at December 31, 2003. Reconciliations for net debt and adjusted capitalization are found later in this release.

     On September 27, 2004, Devon announced plans to repurchase up to 10 percent, or approximately 25 million (50 million shares following the upcoming two-for-one split), of its outstanding common shares. Commencing in October, Devon began repurchasing shares. To date, the company has repurchased approximately 1.5 million shares at a total cost of approximately $111 million.

LOE and Transportation Expenses Up Nine Percent; G&A Expense Down 26 Percent

     Lease operating (LOE) and transportation expenses increased nine percent to $323 million in the third quarter of 2004 compared with the third quarter of 2003. Hurricane-related costs in the Gulf of Mexico, higher lease fuel costs, a stronger Canadian dollar and increased well workover activity contributed to this increase.

     Production taxes decreased 11 percent to $48 million in the third quarter of 2004. Third quarter 2004 production taxes were reduced by $22 million resulting from tax rate reductions for Barnett Shale wells in Texas. Of this amount, $4 million was applicable to the third quarter of 2004, $6 million was applicable to the first half of 2004 and $12 million was applicable to prior years.

     Depreciation, depletion and amortization expense (DD&A) increased 13 percent in the third quarter of 2004, to $572 million. The combined DD&A rate was $9.17 per Boe in the third quarter of 2004. Devon’s combined DD&A rate includes depreciation of midstream and corporate assets in addition to depletion of oil and gas properties.

     General and administrative expenses decreased 26 percent, to $59 million in the third quarter of 2004. The decrease is reflective of overhead and personnel efficiencies realized since Devon merged with Ocean Energy in April 2003.

     Interest expense in the third quarter of 2004 decreased nine percent to $109 million compared with the third quarter of 2003. The decrease in interest expense was driven by Devon’s repayment of $972 million of debt in 2004.

     Third quarter 2004 income tax expense was $300 million, or 37 percent of pre-tax earnings. Of the total, $132 million was deferred income tax expense, not requiring the current use of cash. Income taxes represented 33 percent of pre-tax earnings in the third quarter of 2003. The higher 2004 rate is largely attributable to increased pre-tax earnings.

Items Excluded from Published Estimates

     Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates for the company’s financial results. Such items and their effects upon third quarter 2004 reported earnings were as follows:

•	Effects of changes in foreign currency exchange rates increased earnings by $21 million pre-tax ($18 million after tax). This is primarily related to U.S. dollar denominated debt in Canada.

•	A change in fair value of derivative financial instruments not associated with hedges decreased earnings by $47 million pre-tax ($30 million after tax).

In aggregate, these items decreased third quarter 2004 earnings by $12 million, or five cents per common share (four cents per diluted common share).

Conference Call to be Webcast Today

     Devon will discuss its third quarter 2004 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.

Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

PRODUCTION DATA	Quarter Ended		Nine Months Ended
(net of royalties)	September 30,		September 30,
	2004	2003	2004	2003

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	120.8	126.3	359.7	337.7
U.S. Offshore	29.2	36.4	92.4	90.7

Total U.S.	150.0	162.7	452.1	428.4
Canada	70.1	70.1	208.4	199.6
International	2.0	1.9	7.1	3.2

Total Natural Gas	222.1	234.7	667.6	631.2

Oil (MMBbls)
U.S. Onshore	3.4	3.6	10.6	10.7
U.S. Offshore	4.1	5.3	13.8	11.6

Total U.S.	7.5	8.9	24.4	22.3
Canada	3.5	3.4	10.3	10.0
International	8.1	6.3	24.6	10.3

Total Oil	19.1	18.6	59.3	42.6

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.5	4.1	13.4	11.3
U.S. Offshore	0.4	0.3	0.9	0.8

Total U.S.	4.9	4.4	14.3	12.1
Canada	1.3	1.2	3.6	3.7
International	0.1	0.1	0.2	0.1

Total Natural Gas Liquids	6.3	5.7	18.1	15.9

Oil Equivalent (MMBoe)
U.S. Onshore	28.0	28.8	83.9	78.3
U.S. Offshore	9.4	11.6	30.1	27.5

Total U.S.	37.4	40.4	114.0	105.8
Canada	16.5	16.3	48.7	47.0
International	8.5	6.7	26.0	10.9

Total Oil Equivalent	62.4	63.4	188.7	163.7

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,312.8	1,373.0	1,312.9	1,236.9
U.S. Offshore	317.3	395.8	337.1	332.3

Total U.S.	1,630.1	1,768.8	1,650.0	1,569.2
Canada	762.2	761.5	760.5	731.1
International	21.8	20.3	26.1	11.8

Total Natural Gas	2,414.1	2,550.6	2,436.6	2,312.1

Oil (MBbls)
U.S. Onshore	36.6	39.7	38.6	39.2
U.S. Offshore	45.2	57.1	50.3	42.6

Total U.S.	81.8	96.8	88.9	81.8
Canada	38.1	37.4	37.8	36.8
International	88.4	68.5	89.7	37.6

Total Oil	208.3	202.7	216.4	156.2

Natural Gas Liquids (MBbls)
U.S. Onshore	49.7	44.9	49.0	41.5
U.S. Offshore	3.9	3.2	3.3	2.7

Total U.S.	53.6	48.1	52.3	44.2
Canada	13.7	12.7	13.1	13.5
International	0.8	0.7	0.8	0.3

Total Natural Gas Liquids	68.1	61.5	66.2	58.0

Oil Equivalent (MBoe)
U.S. Onshore	305.1	313.4	306.4	286.9
U.S. Offshore	102.0	126.3	109.7	100.6

Total U.S.	407.1	439.7	416.1	387.5
Canada	178.8	177.1	177.6	172.1
International	92.9	72.6	94.9	40.0

Total Oil Equivalent	678.8	689.4	688.6	599.6

REALIZED PRICE DATA	Quarter Ended		Nine Months Ended
(average realized prices)	September 30,		September 30,
	2004	2003	2004	2003

Realized Prices

Natural Gas ($/Mcf)
U.S. Onshore	$5.04	$4.40	$5.04	$4.57
U.S. Offshore	$6.06	$4.93	$6.10	$4.85
Total U.S.	$5.24	$4.52	$5.26	$4.63
Canada	$5.02	$4.39	$5.04	$4.69
International	$4.73	$3.57	$3.37	$3.52

Total Natural Gas	$5.17	$4.47	$5.17	$4.64

Oil ($/Bbl)
U.S. Onshore	$31.53	$27.76	$30.44	$28.29
U.S. Offshore	$31.07	$26.92	$30.46	$27.69
Total U.S.	$31.27	$27.26	$30.45	$27.98
Canada	$23.71	$22.94	$22.75	$23.89
International	$29.63	$23.49	$28.56	$23.30

Total Oil	$29.19	$25.19	$28.32	$25.89

Natural Gas Liquids ($/Bbl)
U.S. Onshore	$22.58	$14.98	$19.92	$16.67
U.S. Offshore	$29.01	$19.84	$25.73	$23.64
Total U.S.	$23.04	$15.30	$20.28	$17.09
Canada	$29.71	$21.94	$27.52	$23.11
International	$21.11	$21.15	$21.12	$21.19

Total Natural Gas Liquids	$24.36	$16.74	$21.72	$18.51

Oil Equivalent ($/Boe) U.S. Onshore	$29.14	$24.91	$28.61	$25.99
U.S. Offshore	$33.74	$28.13	$33.47	$28.36
Total U.S.	$30.29	$25.84	$29.89	$26.60
Canada	$28.74	$25.31	$28.43	$26.83
International	$29.50	$23.37	$28.11	$23.18

Total Oil Equivalent	$29.78	$25.44	$29.27	$26.44

BENCHMARK PRICES	Quarter Ended		Nine Months Ended
(average prices)	September 30,		September 30,
	2004	2003	2004	2003

Benchmark Prices

Natural Gas ($/Mcf) — Henry Hub	$5.75	$4.97	$5.81	$5.65
Oil ($/Bbl) — West Texas Intermediate (Cushing)	$43.80	$30.26	$39.06	$31.03

PRICE DIFFERENTIALS, EXCLUDING EFFECTS OF HEDGES	Quarter Ended		Nine Months Ended
(average floating price differentials from benchmark prices)	September 30,		September 30,
	2004	2003	2004	2003

Price Differentials

Natural Gas ($/Mcf)

U.S. Onshore	$(0.69)	$(0.50)	$(0.76)	$(0.84)
U.S. Offshore	$0.31	$0.13	$0.29	$0.12
Total U.S.	$(0.50)	$(0.36)	$(0.54)	$(0.64)
Canada	$(0.57)	$(0.34)	$(0.62)	$(0.64)
International	$(1.03)	$(1.40)	$(2.44)	$(2.13)

Total Natural Gas	$(0.52)	$(0.36)	$(0.58)	$(0.65)

Oil ($/Bbl)
U.S. Onshore	$(2.82)	$(1.62)	$(2.40)	$(1.43)
U.S. Offshore	$(2.06)	$(1.19)	$(1.90)	$(1.68)
Total U.S.	$(2.40)	$(1.36)	$(2.11)	$(1.56)
Canada	$(7.86)	$(5.68)	$(7.72)	$(5.11)
International	$(5.55)	$(4.10)	$(5.32)	$(5.55)

Total Oil	$(4.74)	$(3.09)	$(4.42)	$(3.36)

CONSOLIDATED STATEMENTS OF OPERATIONS	Quarter Ended		Nine Months Ended
(In millions, except per share data)	September 30,		September 30,
	2004	2003	2004	2003

Revenues

Oil sales	$559	$469	$1,679	$1,104
Gas sales	1,147	1,049	3,450	2,930
Natural gas liquids sales	153	95	393	294
Marketing & midstream revenues	408	335	1,202	1,104

Total revenues	2,267	1,948	6,724	5,432

Production and Operating Costs and Expenses

Lease operating expenses	264	238	773	626
Transportation costs	59	57	166	149
Production taxes	48	54	182	152
Marketing & midstream operating costs and expenses	319	268	949	901
Depreciation, depletion and amortization of property & equipment	572	508	1,696	1,231
Accretion of asset retirement obligation	11	10	32	26
General & administrative expenses	59	79	206	221
Expenses related to mergers	—	—	—	7

Total production and operating costs and expenses	1,332	1,214	4,004	3,313

Earnings from operations	935	734	2,720	2,119

Other Income (Expenses)

Interest expense	(109)	(120)	(361)	(380)
Dividends on subsidiary’s preferred stock	—	—	—	(1)
Effects of changes in foreign currency exchange rates	21	1	6	52
Change in fair value of derivative financial instruments	(47)	(1)	(54)	8
Other income	17	4	54	29

Net other expenses	(118)	(116)	(355)	(292)

Earnings before income taxes and cumulative effect of change in accounting principle	817	618	2,365	1,827

Income Tax Expense

Current	168	41	568	165
Deferred	132	165	284	474

Total income tax expense	300	206	852	639

Earnings before cumulative effect of change in accounting principle	517	412	1,513	1,188

Cumulative effect of change in accounting principle, net of income tax expense	—	—	—	16

Net earnings	517	412	1,513	1,204

Preferred stock dividends	2	2	7	7

Net earnings applicable to common stockholders	$515	$410	$1,506	$1,197

Basic earnings per share:
Earnings before change in accounting principle	$2.12	$1.76	$6.25	$5.89
Cumulative effect of change in accounting principle	—	—	—	0.08

Net earnings applicable to common stockholders	$2.12	$1.76	$6.25	$5.97

Diluted earnings per share:
Earnings before change in accounting principle	$2.07	$1.71	$6.07	$5.69
Cumulative effect of change in accounting principle	—	—	—	0.07

Net earnings applicable to common stockholders	$2.07	$1.71	$6.07	$5.76

Basic weighted average shares outstanding	242	232	241	200
Diluted weighted average shares outstanding	250	241	249	209

CONSOLIDATED BALANCE SHEETS
(In millions)	September 30,	December 31,
	2004	2003

Assets		(Audited)

Current assets

Cash and cash equivalents	$1,761	$1,273
Accounts receivable	1,102	946
Fair value of derivative financial instruments	7	13
Investments and other current assets	151	132

Total current assets	3,021	2,364

Property and equipment, at cost	30,884	28,546
Less accumulated depreciation, depletion and amortization	11,988	10,212

Net property and equipment	18,896	18,334

Investment in ChevronTexaco Corporation common stock, at fair value	761	613
Fair value of derivative financial instruments	13	14
Goodwill	5,525	5,477
Other assets	374	360

Total Assets	$28,590	$27,162

Liabilities and Stockholders’ Equity

Current liabilities

Accounts payable:
Trade	$680	$859
Revenues and royalties due to others	430	315
Income taxes payable	225	15
Current portion of long-term debt	685	338
Accrued interest payable	91	130
Fair value of derivative financial instruments	662	153
Current portion of asset retirement obligation	42	42
Accrued expenses and other current liabilities	151	219

Total current liabilities	2,966	2,071

Other liabilities	350	349
Asset retirement obligation, long-term	684	629
Debentures exchangeable into shares of ChevronTexaco Corporation common stock	688	677
Other long-term debt	6,582	7,903
Preferred stock of subsidiary	—	55
Fair value of derivative financial instruments	163	52
Deferred income taxes	4,502	4,370

Stockholders’ equity

Preferred stock	1	1
Common stock	25	24
Additional paid-in capital	9,304	9,066
Retained earnings	3,047	1,614
Accumulated other comprehensive income	451	569
Deferred compensation and other	(25)	(32)
Treasury stock, at cost	(148)	(186)

Stockholders’ Equity	12,655	11,056

Total Liabilities & Stockholders’ Equity	$28,590	$27,162

Common Shares Outstanding	243	236

CONSOLIDATED STATEMENTS OF CASH FLOWS	Nine Months Ended September 30,
(In millions)	2004	2003

Cash Flows From Operating Activities

Earnings before cumulative effect of change in accounting principle	$1,513	$1,188
Adjustments to reconcile earnings before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation, depletion and amortization of property and equipment	1,696	1,231
Accretion of asset retirement obligation	32	26
Accretion of discounts on long-term debt, net	8	15
Effects of changes in foreign currency exchange rates	(6)	(52)
Change in fair value of derivative financial instruments	54	(8)
Deferred income tax expense	284	474
(Gain) loss on sale of assets	(4)	2
Other	45	(25)

	3,622	2,851
Changes in assets and liabilities, net of acquisitions of businesses:
Increase in:
Accounts receivable	(142)	(122)
Investments and other current assets	(22)	(23)
(Increase) decrease in:
Accounts payable	176	19
Income taxes payable	212	126
Accrued interest and expenses	(129)	(66)
Long-term other liabilities	(25)	(5)

Net cash provided by operating activities	$3,692	$2,780

Cash Flows From Investing Activities

Proceeds from sales of property and equipment	$20	$40
Capital expenditures	(2,402)	(1,805)

Net cash used in investing activities	$(2,382)	$(1,765)

Cash Flows From Financing Activities

Proceeds from borrowings of long-term debt, net of issuance costs	$—	$598
Principal payments on long-term debt	(972)	(1,118)
Issuance of common stock, net of issuance costs	220	51
Dividends paid on common stock	(73)	(28)
Dividends paid on preferred stock	(7)	(7)

Net cash used in financing activities	$(832)	$(504)

Effect of exchange rate changes on cash	$10	$37
Net increase in cash and cash equivalents	488	548
Cash and cash equivalents at beginning of period	1,273	292

Cash and cash equivalents at end of period	$1,761	$840

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
DRILLING ACTIVITY	2004	2003	2004	2003

Exploration Wells Drilled

U.S.	8	7	18	20
Canada	23	38	154	189
International	1	—	3	3

Total	32	45	175	212

Exploration Wells Success Rate

U.S.	38%	29%	39%	50%
Canada	91%	95%	92%	87%
International	—	—	33%	—

Total	75%	84%	85%	82%

Development Wells Drilled

U.S.	312	266	820	699
Canada	138	202	472	406
International	21	23	57	47

Total	471	491	1,349	1,152

Development Wells Success Rate

U.S.	98%	98%	98%	98%
Canada	98%	98%	95%	97%
International	100%	96%	100%	96%

Total	98%	98%	97%	97%

Total Wells Drilled

U.S.	320	273	838	719
Canada	161	240	626	595
International	22	23	60	50

Total	503	536	1,524	1,364

Total Wells Success Rate

U.S.	97%	96%	97%	97%
Canada	97%	97%	94%	94%
International	95%	96%	97%	90%

Total	97%	96%	96%	95%

COMPANY OPERATED RIGS	September 30,
	2004	2003

Number of Company Operated Rigs Running
U.S.	49	49
Canada	16	24
International	4	3

Total	69	76

CAPITAL EXPENDITURES DATA	Quarter Ended	Nine Months Ended
(In millions)	September 30, 2004	September 30, 2004

Capital Expenditures

U.S. Onshore	$298	$763
U.S. Offshore	120	361

Total U.S.	418	1,124
Canada	154	644
International	48	145
Marketing & midstream	12	34
Capitalized general & administrative costs	40	125
Capitalized interest costs	18	52
Other	23	72

Total	$713	$2,196

Non-GAAP Financial Measures

     The United States Securities and Exchange Commission requires public companies such as Devon to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. Cash flow before balance sheet changes, free cash flow and net debt are Non-GAAP financial measures. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Devon believes free cash flow is relevant because it is a measure of cash available to service debt. Cash flow before balance sheet changes and free cash flow are also used by certain securities analysts as a measure Devon’s financial results.

RECONCILIATION TO GAAP INFORMATION	Quarter Ended		Nine Months Ended
(US$ in millions)	September 30,		September 30,
	2004	2003	2004	2003

Net Cash Provided By Operating Activities (GAAP)	$1,332	$1,014	$3,692	$2,780

Changes in assets and liabilities, net of effects of acquisitions of businesses	(61)	79	(70)	71

Cash flow before balance sheet changes (Non-GAAP)	$1,271	$1,093	$3,622	$2,851

Less:
Capital expenditures	747	705	2,402	1,805
Common stock dividends	25	12	73	28
Preferred stock dividends	2	2	7	7

Free cash flow (Non-GAAP)	$497	$374	$1,140	$1,011

     Devon believes that using net debt, defined as debt less cash and the debentures exchangeable into shares of ChevronTexaco common stock, for the calculation of total capitalization provides a better measure than using debt. Management believes that because cash can be used to repay indebtedness, netting cash against debt provides a clearer picture of the future demands on cash to repay debt. Furthermore, included in Devon’s indebtedness are $0.7 billion of debentures that are exchangeable into 14.2 million shares of ChevronTexaco common stock owned outright by Devon. Since these shares are being held by Devon exclusively to satisfy the related indebtedness, Devon believes that netting the value of the debentures provides a clearer picture of the future demands on cash to repay debt. This methodology is also utilized by various lenders, rating agencies and securities analysts as a measure of Devon’s indebtedness.

RECONCILIATION TO GAAP INFORMATION
(US$ in billions)	September 30,	December 31,
	2004	2003

Total debt (GAAP)	$8.0	$8.9
Adjustments:
Cash	1.8	1.2
Debentures exchangeable into ChevronTexaco Corporation common stock	0.7	0.7

Net Debt (Non-GAAP)	$5.5	$7.0

Total Capitalization

Total debt	$8.0	$8.9
Stockholders’ equity	12.7	11.1

Total Capitalization	$20.7	$20.0

Adjusted Capitalization

Net debt	$5.5	$7.0
Stockholders’ equity	12.7	11.1

Adjusted Capitalization	$18.2	$18.1